UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2018

VERSARTIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36361	26-4106690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1020 Marsh Road

Menlo Park, CA 94025

(Address of principal executive offices, including zip code)

(650) 963-8580

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.02. Termination of a Material Definitive Agreement.

On January 4, 2018, Versartis, Inc. (the “Company”) received notice from Teijin Limited (“Teijin”) that Teijin was, pursuant to the agreement’s terms, terminating the Exclusive License and Supply Agreement among the Company, Versartis GmbH, a subsidiary of the Company, and Teijin, dated August 5, 2016 (the “License Agreement”), effective as of January 31, 2018. The notice of termination followed discussions between the Company and Teijin regarding the failure of the Company’s Phase 3 VELOCITY trial to meet its primary endpoint during which the Company and Teijin determined that continuing with the License Agreement was no longer in the best interests of either party.

Under the License Agreement, the Company had granted to Teijin an exclusive license to develop, use, sell, offer for sale, import and otherwise commercialize, in Japan, any pharmaceutical product incorporating somavaratan (VRS-317). In exchange for such rights, the Company received an upfront payment of $40 million from Teijin, and could potentially have also received up to $125 million in development, regulatory and sales milestone payments, in addition to transfer pricing and a royalty calculated on net sales in Japan. The termination is not associated with any early termination penalty or any further payments by either party.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERSARTIS, INC.

Dated: January 8, 2018	By:	/s/ Shane Ward
Shane Ward
Senior Vice President and General Counsel